EXHIBIT 99.1


           NIKE, INC. REACHES AGREEMENT TO ACQUIRE UMBRO

   Move significantly expands NIKE?s global leadership in football

BEAVERTON, Ore. (23 October, 2007) ? NIKE, Inc. (NYSE: NKE) today announced that it has reached agreement on an all-cash offer to acquire Umbro plc, a leading United Kingdom-based global football (soccer) brand with more than 70 years of experience in the world?s No. 1 sport and the world?s biggest football market.

The Board of Directors of Umbro plc, which is listed on the London Stock Exchange, has unanimously recommended that shareholders accept the offer of 193.06 pence, which together with the declared dividend values the company at approximately $582 million ((pound sterling)285 million), or approximately $4.00 (195 pence) per share.

?Umbro is a brand with a powerful heritage and deep experience in the world?s most popular sport and the world?s biggest football market,? said NIKE, Inc. President and CEO Mark Parker. ?With its close links to The Football Association and the England team, Umbro?s future is even stronger than its past. This dynamic alignment of Umbro and NIKE, with our complementary strengths and numerous ways to segment and grow the market, will lead the game at every level throughout the world. We are fully committed to helping Umbro reach its full potential, and we are delighted that Umbro?s board is unanimous in its support of our offer.?


The acquisition will significantly expand NIKE?s global leadership in football, a key growth category for the company. Since the early 1990s, NIKE has grown its football revenues from about $40 million to approximately $1.5 billion and established brand leadership in the sport. Umbro sells products directly or through licensees in more than 90 countries and has sports marketing relationships with many top football players, teams and leagues, including the England national team. Umbro?s 2006 annual revenues were approximately $276 million (?149.5 million). Umbro reports that if licensed sales were translated to direct sales based on wholesale cost, total wholesale equivalent sales were approximately $755 million ((pound sterling)409.4 million).


Commenting on the agreement, Umbro CEO Steve Makin said, ?This is an excellent deal for all our stakeholders: it provides great value for shareholders and exciting prospects for our colleagues, partners and customers around the world. We will be a stronger and better business as part of NIKE and this deal will allow us to accelerate our existing growth strategy by leveraging NIKE?s global resources and expertise. We look forward to taking Umbro to new levels with NIKE?s support.?


Brian Barwick, CEO of The Football Association, said: ?The FA has enjoyed an excellent partnership with Umbro for more than 20 years. We are delighted that the proposed acquisition will allow us to continue our strong historical relationship with Umbro while benefiting from the marketing expertise and financial strength of NIKE. NIKE has provided firm assurances that The FA relationship with Umbro will be protected and enhanced, and we look forward to working closely with both companies moving forward.?

NIKE intends to operate Umbro as a stand-alone affiliate brand, with a focus on accelerating the brand?s existing growth strategy. Similar to other brands in NIKE?s portfolio, Umbro will benefit from NIKE?s product research, design and development expertise, and supply chain and distribution resources.

Umbro will join a strong and growing NIKE portfolio of affiliate brands, including Converse, which was acquired by NIKE in 2003, Cole Haan and Hurley International. Converse exemplifies NIKE?s track record of acquiring and growing complementary brands. Since acquiring Converse in 2003, revenue has grown at a compound rate of 22 percent, and in fiscal 2007 Converse revenues grew over 20 percent to surpass $550 million. The brand has benefited from NIKE product design and brand management expertise. NIKE?s portfolio of other businesses is contributing more than $2 billion in revenue today, and is targeted to contribute 25 percent of the company?s revenue growth by fiscal 2011.

To discuss these developments with analysts and investors, the company will hold a conference call Tuesday, October 23, at 3 pm ET.

U.S. Locations:                             (877) 407-0778
International Locations:                    (201) 689-8565

The call also will be webcast live at www.NIKEBiz.com/invest. If you are unable to participate in the conference call or would like to access a replay of the call, it will be available beginning October 23, 2007, through October 30, 2007. From U.S. locations, dial (877) 660-6853 and enter account number 286, conference number 259716 when instructed to do so. From international locations, dial (201) 612-7415. A replay of the call also will be available at www.NIKEBiz.com/invest.

FOR FURTHER INFORMATION:

Investor Contact

Pamela Catlett
(503) 671-4589

Media Contacts

US: Alan Marks, Director of Media Relations: 503 671 2673
UK: Charlie Brooks, UK Head of Corporate Communications,
    +44 (0)207 432 6390

About NIKE, Inc.
NIKE, Inc. based near Beaverton, Oregon, is the world?s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Corp., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel. For further information about NIKE visit www.NIKEbiz.com.


This announcement is not intended to and does not constitute or form any part of an offer or invitation to sell or subscribe for or purchase any securities or solicitation any vote or approval in any jurisdiction pursuant to the acquisition of Umbro plc or otherwise.

The distribution of this announcement in jurisdictions other than the UK and the US may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK and US should inform themselves about, and observe, any applicable requirements.